Conference Call Transcript ALEX - A&B 2008 Outlook Event Date/Time: Nov. 30. 2007 / 9:00AM HT

CORPORATE PARTICIPANTS

Kevin Halloran

Alexander & Baldwin - VP, Corporate Development & IR

Allen Doane

Alexander & Baldwin - Chairman & CEO

Jim Andrasick

Alexander & Baldwin - President and CEO, Matson Navigation Company

Stan Kuriyama

Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

Chris Benjamin

Alexander & Baldwin - SVP, CFO and Treasurer

CONFERENCE CALL PARTICIPANTS

Kevin Sterling

Stephens, Inc. - Analyst

Jon Chappell

JP Morgan - Analyst

Sloan Bohlen

Goldman Sachs - Analyst

Brendan Maiorana

Wachovia Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the A&B 2008 Business Outlook Conference Call. My name is Michelle and I will be your coordinator for today. At this time, all listeners are in a listen-only mode. We will be facilitating a question and answer session towards the end of today's conference.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today's call, Mr. Kevin Halloran, Vice President of Corporate Development & Investor Relations. Please proceed.

Kevin Halloran - Alexander & Baldwin - VP, Corporate Development & IR

Thank you, Operator. Before we commence, I should note that statements in this call and presentation that set forth expectations or predictions are based on facts and situations that are known to us as of today, November 30, 2007. Actual results may differ materially due to risks and uncertainties such as those described on pages 16 to 22 of the Form 10-K in our 2006 Annual Report and our other subsequent filings with the SEC. Statements in this call and presentation are not guarantees of future performance.

I would also note that slides from this presentation are available for download at our website, www.alexanderbaldwin.com. You will see an icon in the upper left and right hand corners of the home page that will direct you to the slides. A quick note before we get started, I would also like to welcome everyone to the home of the last major undefeated college football team, we're very proud of the Warriors and wish them the best tomorrow.

And I would also -- just a quick note on the format. I'm joined here with Allen Doane the CEO of A&B, with Chris Benjamin the Chief Financial Officer, with Jim Andrasick CEO of Matson and Stan Kuriyama CEO of A&B Properties. For the format for the call, we'll start off with Allen who will take us through the earnings summary, performance and trends. Allen?

Allen Doane - Alexander & Baldwin - Chairman & CEO

Thank you, Kevin. Let me take a moment to talk about 2007. We're staying with the guidance that we provided during our October 26 third quarter conference call. In that call we indicated real estate earnings would be up 20% to 25% from 2006 for the full year, transportation would be up 10% to 13% and agribusiness essentially negative.

The only important change from an operating standpoint has been the well publicized increase in oil prices. The increases have made it really difficult to fully recover our increasing fuel costs over the short term, however we did allow for some uncertainty in the fuel costs surcharge mechanism which was reflected in our October 26 guidance. External conditions across A&B have been more challenging as the year progressed, but the results we're achieving come from solid operating execution.

Our outlook for 2008 is favorable, despite the economic headwinds we expect to face. We have targeted consolidated earnings per share growth of 8% to 12%. This target will not be easily achieved, but we do believe that we're up to the task. In times of increased economic uncertainty, a strong balance sheet with ample debt capacity is more valuable, and as you will see later on in the presentation, we are adding to this financial strength with prodigious cash flows from both transportation and real estate.

Because of this, more adverse conditions in parts of our business may represent opportunities for us to deploy our capital. To some extent we have factored in what we call strategic or growth capital into our 2008 plan, but opportunities may cause us to invest even more than we have planned. And of course, we do have an active share repurchase authorization, which could have us continue to invest in our shares, depending upon market conditions and alternative uses of capital.

Let me recap briefly some of the economic headwinds we're facing. Hawaii is facing a moderation of growth but the economy is still healthy. Kevin will summarize the economic outlook for Hawaii in a few moments. Commercial real estate conditions in Hawaii are quite strong with low vacancy rates and no indication of oversupply in any category of commercial real estate.

While there is also supply overhang on the residential side of the business, both new home and condo sales as well as resales have slowed. But prices seem to be holding up in most residential real estate categories in the State. By all accounts, the direct impact of subprime lending in Hawaii has been and will be negligible.

On the shipping side, container volumes appear to have plateaued at a high level. As mentioned, the unprecedented run up in oil prices has created a short-term issue where fuel surcharges in the Jones Act markets have not kept pace with increasing fuel costs. We expect the situation to be in equilibrium in the next few months, but who today can predict when and where there will be abrupt changes in oil pricing again?

There is an effective mechanism to recover costs, but it doesn't work as well in highly volatile conditions. Fuel costs in the Trans Pacific markets have less favorable recovery prospects over short periods. As far as credit markets go, while we believe the recent turmoil could create investment opportunities for us, particularly in real estate, the broader impact on the U.S. economy and that of Hawaii could be an undefinable negative.

Turning now to transportation on slide seven, we've incorporated relatively low volume growth figures into our 2008 plan, 0% to 2% for Hawaii; 4% to 6% for Guam; and 0% to 2% for China. In the case of Hawaii and Guam, these volume increases represent market growth increases, while the 0% to 2% growth in China is a reflection of sailing full for almost of 2007.

The underlying China market growth is expected to be 6% to 8% next year. To round out the estimate, auto volume is expected to be flat. Matson Integrated Logistics, through both market as well as share growth, anticipates a volume pickup of 10% to 12% in 2008, absent acquisitions, which would positively impact volume.

Separating maintenance capital from growth, Matson has a 2008 capital budget of approximately $45 million, and that's almost all maintenance capital as no new ship builds are on the docket for 2008 and several years beyond that. MIL has a place holder of $25 million for acquisition/strategic growth capital.

Here the number could be zero if we're unable to identify suitable prospects, but could be much larger if we land a few acquisitions. From an aspirational standpoint, we have chosen to have a capital place holder somewhere in the middle.

For real estate on slide eight, our volume projections reflect the sale of all the units at Keola La'i, our condo development in Honolulu, where construction will be completed at the end of the first quarter. Indicative of more difficult market conditions, Kukui'ula unit sales are targeted at 40 for next year, while Kai Malu, our residential project at Wailea, has 38 remaining units to be closed next year. The sales of these units will close out this highly successful 150-unit joint venture.

Our commercial leasing portfolio has performed exceptionally well, and is expected to continue to do so for 2008. We're bringing down the portfolio occupancy a notch or two from the 98% level realized in 2007 and this will affect profitability a bit. In addition, we have taken what we hope is a conservative approach to occupancy with the 1 million square foot warehouse complex we are acquiring in the first quarter of 2008 in Savanna.

We have underwritten this property as vacant for all of 2008 and have not reflected that vacancy in our estimated portfolio occupancy for comparability purposes, but have included the financial carrying cost in our plan.

For perspective, capital for pipeline developments which are active approximate $80 million, and capital for new pipeline development activity is estimated to be $35 million. We expect to reinvest $50 million or more in 1031 exchanges in 2008. Lastly, the undesignated acquisition capital has a place holder in the plan, designated Project X, at $50 million. As with our undesignated capital for MIL acquisitions, the amount could be significantly less or substantially more.

On slide nine we estimate that about 60% of the Company's profit is derived from Hawaii activities, while 40% comes from our domestic and international businesses. As we have grown our real estate businesses in the mainland U.S., taken Matson Integrated Logistics from an embryonic backroom operation of Matson, to a full-fledged nationally recognized logistics business, and most recently expanded our shipping business into China, A&B has a much healthier profile for weathering uncertain economic times.

Let me conclude by reemphasizing our shareholder value objectives. Several years ago we established a long-term earnings growth target of 10% to 12%. We believed some years would be higher and some years would be lower, based upon changing economic conditions and other factors.

As previously stated, our annual target for 2008 is 8% to 12%, pretty good given the conditions we expect to face in 2008. In addition, we do have an ongoing commitment to sustain dividend growth as one more way to provide a demonstrable return to our shareholders. And when circumstances are right, we will repurchase company shares.

Lastly, we are focusing our investments on higher-value segments of the Company; logistics, the Guam/China trade, reinvesting land proceeds in our commercial real estate portfolio and investing in our real estate development activity. Of course, the best thing that we can do to create shareholder value is to set our strategic compass in the right direction, invest intelligently and deliver on our commitments day-in and day-out. We expect to continue to do all of this in 2008.

With that, I'll turn it over to you Kevin.

Kevin Halloran - Alexander & Baldwin - VP, Corporate Development & IR

Thank you, Allen. Slide 12 depicts some of the key metrics in our outlook for Hawaii economy for 2008. Overall, we feel pretty good about the state of economy here, for both its fundamental and external market drivers, most notably the over 7 million tourists who visit our islands each year and a very strong military presence. These two components contribute mightily to our economy, providing a fresh influx of dollars and a broad support base for employment.

You will note that Hawaii's unemployment is projected to be 2.8% in 2008, in line with recent annual levels. This remarkable low level is effectively full employment. We are also encouraged by the robust forecast for visitor and construction spending forecasts. Despite the moderation in real estate activity, most construction pipelines are full through 2008 and into early 2009, so we expect that there will be continued need to bring construction materials to the islands.

The next slide offers a detailed snapshot of our outlook for real estate. Before jumping in though, it is important to note that while approximately one half of our leasing portfolio is in mainland markets, the preponderance of our real estate activity, and indeed almost all of our development activity, is right here in Hawaii.

We certainly follow the mainland markets closely by geography and by asset class, and especially in markets where we have a growing commercial presence such as our industrial space in Southern California. But we also understand that we create extraordinary incremental value here.

With that in mind, you should note just how strong the commercial markets are with vacancy rates that are either the lowest or among the lowest in the nation. As well, the per monthly asking rent rates offer attractive financial terms. We therefore expect, based on the strong demand and the continuing shortage of commercial space in Hawaii, that our performance here will be very strong.

The residential markets offer a different story but not a bad one. Hawaii like the rest of the country is experiencing significant turbulence on the residential front. But unlike other markets, excess inventory tends to be absorbed more readily due to a shortage of new home starts. This may explain why the median price for single family homes rose by over 2% in comparison to the third quarter of 2006, despite a double-digit decline in volume.

And to reiterate what Allen expressed earlier, there is very limited subprime exposure in our markets. The dramatic rise in prices that occurred in Hawaii over the past few years was not fueled by a mortgage lender's marketing plan but rather by the intrinsic value of land and resources in a chronically under supplied market.

Before turning the presentation over to Jim, I'll make a few comments about our 2008 outlook and our plan. Our plan calls for moderating growth and we have not assumed a recession in the coming year, but we are prepared should it happen. We would certainly intensify our current cost containment initiatives and would exact an even greater discipline in our capital allocations.

Chris will speak later about the flexibility we have in our capital. And of course, we would rely upon the strength of the balance sheet, cash flow and earnings streams to carry us, all while keeping a keen eye on opportunistic investments. If a downturn emerges, we will be ready.

And with that, I would like to turn the call over to Jim.

Jim Andrasick - Alexander & Baldwin - President and CEO, Matson Navigation Company

Thank you, Kevin, and aloha to all the call participants. I'm really pleased to walk through the Matson outlook and operating priorities for 2008. In the China trade our priorities will be to focus on continuing to use our yield management tools to pick the best cargo to the best destinations, given that our ships have been effectively full for the entire 2007 year.

The health and core of our core Hawaii business operating margins will be a significant focus for us in an environment of slower freight volume growth, and will depend on active cost management and the ability to reduce voyages and capacity to match demand levels.

We continue to be upbeat about the future prospects for Guam and expect good growth there in 2008. We continue to like and will look for ways to grow the highway segment of Matson Integrated Logistics through both organic means and through acquisition. Similarly, we will continue to look to expand our logistics product offerings using our Matson Global platform. And finally, we will continue to study ways in which we can leverage our success in China, and I want to build on each of these comments in the next few slides.

Clearly, 2007 was a very successful year for our China service. We can say without qualification that we have the fastest and most reliable service in the trade, and that has allowed us to fill our ships in a very short period of time. That does not, however, limit our volume growth for 2008. I should say that does limit our volume growth for 2008.

We do expect top-line growth in the 7% to 10% range and this far exceeds the 0% to 2% volume increases that we expect, as mentioned a few moments ago. And we will achieve that result through a better mix of cargo and an increase in freight rates negotiated during the contracting season, which runs from May 1 through April 30 in the Trans Pacific. This could include the addition of a bunker surcharge mechanism in contracts which have none presently.

On the cost side, we expect to further improve our inland U.S. equipment management by increasing utilization of returning empty containers to an 85% rate, which is really exceptional in this business. And that's a program which Matson Integrated Logistics has successfully implemented during 2007. Lastly, while market conditions in the Transpacific at present don't allow for a profitable startup of a second China string, we will continue to closely monitor developments in that trade.

Shifting to the Hawaii Service, this slide shows several of the keys to our success in 2008. First, we will closely manage our vessel and terminal capacity in order to be as efficient as possible. We plan to make use of a new off-dock facility in Oahu in 2008 to further improve the efficiency of our Sand Island hub. We have just converted one of our largest container ships to a combination roll-on container vessel, which allows us to both provide better service to our auto customers and at a much lower stevedoring cost.

We have also made important investments in the neighbor islands to improve our capabilities there as well, and have recently taken direct control over stevedoring labor in those locations. Managing our costs is paramount and we've listed just a few which we expect will favorably impact our results in 2008. And lastly, we'll focus on a successful implementation of a general rate increase in the Hawaii trade, and closely monitor the volatile fuel costs to ensure that we are recovering this large and uncontrollable cost for operating expenses.

Shifting to Guam, we continue to be encouraged by the developments there. Within the next five years the active duty personnel are expected to more than double and will require a multi-billion dollar upgrade to the infrastructure of that island. We believe that we are still a few years away from that peak activity, where volumes are expected to grow by 15% or more, but rather expect a healthy 4% to 6% volume increase in 2008.

And our priorities in '08 will be to ensure we have adequate infrastructure in place to handle the expected volumes, and in working with the port and government of Guam to ensure that the port is ready as well. At Matson Integrated Logistics we expect healthy increases in volumes in 2008 in the 10% to 12% range. This far exceeds the level of industry growth as we expect to continue to gain market share and could see much larger increases with acquisitions.

While we do expect the competitive landscape to compress margins somewhat in 2008, we see an overall increase in our profit margins because of a higher mix of our highway brokerage business. We continue to believe that our Logistics is scalable, and will be on the prowl for acquisitions of well-run businesses that fill out our geographic mix and our product offerings.

And I would add that this has been an active process during the past year and we have taken several deals through extensive due diligence, but in the end they did not meet our valuation criteria. Lastly, our newly announced Matson Global will be another important platform for growth within Matson Logistics over time, and will give us the ability to leverage both the transportation businesses, as well as our real estate business.

And with that, let me turn this over to Stan Kuriyama to discuss the Properties outlook and operating priorities for 2008. Stan?

Stan Kuriyama - Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

Thank you, Jim, and aloha, everyone. Despite the headwinds mentioned by Allen, we're expecting a pretty solid year at Properties in 2008. A significant majority of that profit will be derived from our development and property sales activity. The largest contributor to earnings will be our Keola La'i high-rise condominium near downtown Honolulu, where, as Allen mentioned, we expect to close a sale of the entire project in 2008.

Also key to 2008 earnings will be meeting our sales targets at half a dozen other development and joint venture projects, some of which will be described in the next few slides, maintaining the high occupancy in our income portfolio, which currently stands at a very healthy 97%, and executing on our core property sales program of selling a mix of income properties for which we have maximized property values and non-core land sales which, as I mentioned in a prior call, consists of land that is not suitable for urban development and not used for agricultural or public purposes.

We will continue to grow our real estate business by increasing our pipeline of development projects by putting to work an estimated $200 million of capital investment in 2008, and by incrementally expanding our income portfolio through 1031 reinvestments of proceeds from new property sales.

Slide 22 provides the additional sales and capital detail on three of our most significant projects in 2008. As mentioned, our Keola La'i high-rise will be completed in early 2008, requiring a remaining capital expenditure of about $14 million. With 90% of the units under binding contract, we expect to sell all units in '08 generating sales revenue of approximately $220 million.

Our Kukui'ula project in Kauai, we're expecting to close about 50 sales this year, and anticipate closing another 40 sales next year, [with each sale generating a little over a million dollars in sales revenue for the joint venture.] (changed by Company after the call)

Meanwhile, construction activity continues to ramp up significantly with about $130 million expected to be spent on construction in 2008. A&B's share of the capital required by the joint venture in '08 is forecast at about $40 million. Kai Malu is 150-unit joint venture development in Wailea, and by the end of 2007 we will have closed about 112 units and expect to close the remaining 38 units in 2008. No A&B capital is required to complete this project.

Our pipeline of development projects is shown on this slide. The second column indicates the entitlement, construction and sales status of the project, and the remaining columns indicate the year in which we expect these projects to close and book sales. Our income portfolio continues to perform extremely well, and is expected to remain a stable reliable source of earnings for us in '08.

Although it will be difficult to maintain our current 97% occupancy, we expect to be very close to that figure in 2008, excluding, however, the impact of our Savannah acquisition. As we recently announced, we are in escrow on a 1 million square foot industrial warehouse complex in Savannah, which represents a great opportunity to explore the synergies between the company's logistics and real estate lines of business.

We are however, acquiring the property in vacant condition, which means that immediately upon acquisition we will be adding 1 million square feet of vacant space to our portfolio. As Allen noted, we underwrote our Savannah acquisition on a very conservative basis, assuming an extended vacancy for the property in 2008. And therefore, to the extent the property is leased sooner than projected, that represents an upside to the performance of our portfolio.

As mentioned previously, we also expect to continue to selectively sell properties where we have maximized values, and enhance our returns through tax- deferred investments in properties having greater appreciation potential, and will continue to pursue our program of non-core land sales, which should also contribute to the growth of the portfolio.

We've allocated $50 million of investment in undesignated real estate acquisition and joint venture opportunities in '08, although we'd certainly love to do more. Hawaii investments remain our priority, but we will continue to explore opportunities in selected markets and with selected partners on the mainland. And as always, we will remain highly disciplined in our underwriting and investment decisions.

Finally, a few words about our agricultural operations. 2007 will end up being another disappointing year for sugar production at HC&S, and it's imperative we begin to return to more normalized production volumes. It's also important that we execute on our specialty sugar initiative as we begin to convert up to 30% of our sugar production into higher margin specialty sugar sales over the next few years.

This is particularly important given the rapid decline in ethanol prices, which will make it difficult to justify major investment in an ethanol facility at HC&S. Overall, we expect our agribusiness operations to generate nominal income, at best, in 2008.

That concludes my comments, and I'd like to turn the call over now to Chris Benjamin.

Chris Benjamin - Alexander & Baldwin - SVP, CFO and Treasurer

Thanks, Stan. Before I get into the financials for 2008, I want to highlight some recent financial disclosures that we've provided, and preview some disclosures that we will add early next year. These disclosures, summarized on slide 27, improve investor visibility into our operating businesses and allow investors to better value certain components of our company.

These additions have included earnings and asset information on our joint ventures, breakouts of key financial metrics for our various industry segments, and a comprehensive supplementary information packet detailing the financial performance and assets in our income portfolio. Our next step will focus on our real estate development pipeline. We're still in the process of finalizing the specific format and content of this information, but we're committed to introducing it in the first quarter of 2008.

Moving on to the next slide, this is a visual representation of the strong cash flow we expect in 2008. As you can see, cash from operations, thanks to Matson's strong operating cash flows and the real estate development sales that Stan summarized, will exceed $400 million.

And with a somewhat more modest capital budget in 2008, this will produce over $100 million of free cash flow. This is a big swing from two years ago when we were making large investments into our businesses, and this represents the maturity of some of those investments. This free cash flow positions us well to undertake opportunistic investments when they are identified.

On the next slide is a summary of our capital allocations for the coming year. The first category of committed capital relates primarily to development projects that are under construction and well along toward completion. The second category of maintenance capital, primarily relates to Matson's required maintenance capital for its vessels, containers and terminal operations, but it also includes capital for the maintenance of the income portfolio and agricultural operations.

The final category of strategic growth capital, is the category that always can swing in one direction or another. Included in this is capital for a number of real estate pipeline projects where construction activity is likely to occur in 2008. However in some cases, depending on market conditions, this capital could be curtailed.

Also included in this category is $50 million of what we call Project X capital, which is a budgeting mechanism for as yet unidentified development opportunities. Finally, this category includes about $25 million of growth capital for our Logistics business.

Now, based on our belief that current economic and credit conditions could present strong investment opportunities, we believe that this category of spending is more likely to increase than decrease. Additionally, we continue to evaluate share repurchases as an important means of returning cash to our shareholders. As noted in our third quarter earnings call, we have additional capacity on an existing repurchase authorization and have an ability to repurchase more shares at the right price.

On slide 30, to emphasize our commitment to returning cash to shareholders, you see our ten-year track record in this regard. In addition to our perspective on share repurchases which I just summarized, we remain committed to a pattern of sustained dividend increases. And I'd like to conclude our presentation today with a summary of our 2008 earnings growth targets.

This slide shows our preliminary estimate of year-over-year growth in the operating profit for each of our five segments. It's important to emphasize that each of these targets represents our current outlook based on the economic environment described earlier. Obviously, market or economic shifts could influence these targets positively or negatively.

Starting with Matson Navigation, we believe that continued strength in the Guam and China trades and effective management of capacity and operating costs in the Hawaii trade will help us generate quite respectable growth of 4% to 8% in 2008, while Matson Integrated Logistics will grow between mid single-digits to roughly 18%, depending on acquisition activity in 2008.

In our real estate leasing segment, we project flat to slightly negative year-over-year performance. We do expect strong continued performance from existing assets with occupancies in the 96% range on the current portfolio. Earlier tenanting of Savannah could create upside in this segment.

In our real estate sales segment, while it's very early to predict market trends for the year, we are confident in our ability to grow. And in fact, at this point, we believe that that growth could be in the range of 18% to 25%. Unfortunately, in our agribusiness operations the sugar production challenges we faced in 2007 will take some time to rectify, and we don't expect a material change in profitability for 2008.

So overall, our projection for consolidated growth is 8% to 12%, which we believe to be very strong in a market that presents some headwinds. These earnings are a reflection of our stable diversified earnings base. Additionally, we feel we are in an enviable position of having flexibility to make the right investments at the right time, based on our strong balance sheet and exceptional cash generation.

So with that, let me turn the presentation back to Allen.

Allen Doane - Alexander & Baldwin - Chairman & CEO

Thank you, Chris. And with that, let me turn the presentation over to those who would like to ask us questions.

QUESTION AND ANSWER

Operator

Thank you.

(OPERATOR INSTRUCTIONS)

Your first question comes from the line of Kevin Sterling of Stephens. Please proceed.

Kevin Sterling - Stephens, Inc. - Analyst

Good morning.

Allen Doane - Alexander & Baldwin - Chairman & CEO

Good morning.

Kevin Sterling - Stephens, Inc. - Analyst

Real quick, you talked about share repurchase program, how much do you have left on the share repurchase program?

Allen Doane - Alexander & Baldwin - Chairman & CEO

Chris?

Chris Benjamin - Alexander & Baldwin - SVP, CFO and Treasurer

Yes, Kevin, what I'll do is I'll refer you to the numbers that were in our 10-Q for the third quarter. And at that time, we had about 1.7 million shares left on an authorization, which means that year to date we've repurchased about 300,000 shares. At the beginning of the year, we had a 2 million share authorization.

Kevin Sterling - Stephens, Inc. - Analyst

Okay thanks, Chris. With your China service near capacity now, are you looking at ways to increase capacity in this trade lane?

Allen Doane - Alexander & Baldwin - Chairman & CEO

Jim?

Jim Andrasick - Alexander & Baldwin - President and CEO, Matson Navigation Company

Yes, Kevin, that's a great question that we struggle with. We have a very unique deployment right now utilizing, as you know, U.S.-flagged, Jones Act qualified vessels, and basically run full in both directions with a short leg from Guam to China as generally non-revenue producing. So, that's very hard to duplicate.

We are looking at other ways to add capacity, and the challenge is to really maintain the quality, timeliness and of course pricing of the current service we offer. So, it's a very high bar to hurdle. However, we do have a growing logistics business with an international presence and there's a lot going on the ground, both on the China, and as well as the U.S. side, that could present opportunities for growth in the coming year.

Kevin Sterling - Stephens, Inc. - Analyst

Okay, thank you, Jim. And in Matson Integrated Logistics, when you say acquisitions are critical to achieve higher targets, what specific type of acquisitions are you looking at for your Logistics platform?

Allen Doane - Alexander & Baldwin - Chairman & CEO

Jim, why don't you take that one again?

Jim Andrasick - Alexander & Baldwin - President and CEO, Matson Navigation Company

Certainly, Allen. Yes, we have pretty much targeted 3PL businesses, warehousing and logistics oriented businesses. And that of course leads to a direct tie in to industrial property that A&B may be investing in the future. So it's fairly broad spectrum, there are some that I guess have been call tuck-in type opportunities in the highway brokerage area, which continues to be a focus for us. And on the MGDS side, the Global Logistics side, more of a 3PL activity.

Kevin Sterling - Stephens, Inc. - Analyst

Okay thank you. Can you talk a little bit about the differences in your fuel surcharge recovery between the Jones Act markets in China?

Allen Doane - Alexander & Baldwin - Chairman & CEO

Jim, this is your day.

Jim Andrasick - Alexander & Baldwin - President and CEO, Matson Navigation Company

Kevin, back off here. No, those are excellent questions. You know the Jones Act markets are obviously more protected, and our ability to pass through costs on a reasonable basis to our customer base has been quite effective in the past and will continue to be, I believe, in the future. The Transpacific is totally different, they've got 20 major players.

We're a small follower, we're not a price leader on any stretch of the imagination. And in our previous contracting season in May of '07, very, very few of our customer contracts had fuel surcharge adjustment or floating surcharge clauses in them. And I believe that's true for just about all the operators.

However, in '08 the TSA, which is an organization of certain shippers -- carriers I should say, we're not a member, but they have publicly laid out an objective to introduce and enforce more discipline in this particular area. And they are seeking to impose floating fuel surcharges on all future contracts for '08. Now whether that comes to pass or not remains to be seen, we don't make the market, as I've said. So, there is some opportunity there for a more effective way to deal with this issue.

And I would also say that the same thing happened on inland transportation costs in the U.S. in 2007 where carriers were not recovering those expenses and the TSA pretty much dug in and others followed. And a much higher level of recovery was a result in '07. So it gives us some measure of opportunity for '08, but we sure can't guarantee it and I wouldn't want to posture it that way.

Kevin Sterling - Stephens, Inc. - Analyst

Okay thanks for the color, Jim, I promise I'll leave you alone, I've got a real estate question. In the real estate portfolio, when you guys are seeking new geographic footprints on the mainland, are there any specific regions or areas that you're targeting?

Allen Doane - Alexander & Baldwin - Chairman & CEO

Stan?

Stan Kuriyama - Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

Yes, the most recent of course investment we will making is Savannah, that's a new footprint for us, and of course that was logistically driven. So, we will continue to look at other logistics opportunities. We previously closed last month, a large warehouse complex in Dallas, we had been in Dallas but I think expanding our footprint there for that type of property was a good investment for us.

On the development side, we've been in Valencia, we've been very successful there, we expanded on the perimeter there to Bakersfield, and we think we can replicate that success in other mainland locations -- Hawaii remains a priority. And again, to continue on possible synergies for transportation, given our presence in China and Guam, I think it'll make a lot of sense for us to look at some smaller investments in those two locations as well.

Kevin Sterling - Stephens, Inc. - Analyst

Okay, that's all I had. Thanks so much for your time today.

Allen Doane - Alexander & Baldwin - Chairman & CEO

Thank you.

Operator

Your next question comes from the line of Jon Chappell of JPMorgan. Please proceed.

Jon Chappell - JP Morgan - Analyst

Hi, good morning, guys.

Allen Doane - Alexander & Baldwin - Chairman & CEO

Hey, Jon.

Jon Chappell - JP Morgan - Analyst

I'll start on the real estate side too. In the back half of this year you had some income producing properties that helped the property sales division. In your outlook for 2008, do you assume that kind of a return to normalization or a normal run rate for income producing property sales? Or, do you expect a little bit more of an acceleration in the tougher microenvironment you're seeing?

Stan Kuriyama - Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

Yes, 2007 had a number of income property sales but, if you look back in our more recent history, that's been pretty much a standard part of our core sales program, and I would expect that to continue in 2008, Jon.

Jon Chappell - JP Morgan - Analyst

All right. Did you give a number in the presentation, Stan, that you were looking at for 2008?

Stan Kuriyama - Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

No, we didn't give a number.

Jon Chappell - JP Morgan - Analyst

Okay, I didn't think so. My next question on the Matson side is not really 2008, it's kind of a longer-term question. With the Aker yard in Philadelphia that built your recent container ships just signing up for 13 more product tankers to be delivered out until 2015, when do you foresee [needing to go] back to shipyards for new ships? And how do you view the capacity in the U.S. Jones Act building?

Allen Doane - Alexander & Baldwin - Chairman & CEO

Yes, I think the strategic plan that we had expressed a desire and potentially a need for a couple new builds in the 2011 to 2012 time period. So that's kind of the reference point that we were using. Jim, I'd ask you to comment specifically on Aker and other shipyard possibilities.

Jim Andrasick - Alexander & Baldwin - President and CEO, Matson Navigation Company

Well clearly, there are a limited number of U.S. yards that can do new buildings on the scale, the size that's required. Aker is certainly one of them and we've -- in anticipation of that five to six-year hence replacement that Matson has in its sights strategically, we've gone out to a few of the yards just to test the waters.

And I believe there are opportunities to slot in the necessary tonnage, despite the fact that product tankers are clearly atop of the agenda for a couple of these yards including Aker. So, I don't think it's impossible, but clearly yard capacity is tight and it is an issue for the Jones Act carriers.

Jon Chappell - JP Morgan - Analyst

Has pricing become an issue as well? I know it's probably in the early stages, you're four years away, but that 150 level paid for the last couple ships, does that seem to be the number people are quoting? Or, is that going up given the tightness of slots?

Jim Andrasick - Alexander & Baldwin - President and CEO, Matson Navigation Company

I can't comment on that really, because that's going to swing on -- serial construction or not and prices of steel and other commodities. Energy costs obviously have a big influence on that.

Jon Chappell - JP Morgan - Analyst

Okay thanks, Jim, thanks Stan and Allen.

Operator

Your next question comes from the line of Sloan Bohlen of Goldman Sachs. Please proceed.

Sloan Bohlen - Goldman Sachs - Analyst

Hi guys, [Jay's] on the line as well. The first question is for Chris and probably Stan, on page 29 in your presentation in the strategic growth capital that you have $115 million allocated for, how much of that for property acquisition are you assuming -- and I guess this kind of gets to Jon's question, how much of that do you assume you fund with 1031 exchange versus new debt?

Chris Benjamin - Alexander & Baldwin - SVP, CFO and Treasurer

Right now, the best way to think about that is that includes the $50 million of Project X capital that we talked about earlier. And because it's development properties, that is pretty much all new capital. The 50 million or so that we -- and we discount that in our final budgeting for the probability that some of that may not happen, but think about it as about $50 million.

And then, I think there was a reference also made to 50 million plus of 1031 acquisitions. The plus represents the fact that really the 50 million is the Savannah acquisition. It's always our intent to reinvest property sales proceeds back into income properties. So as we sell additional property beyond what is currently contemplated to fund the Savannah property, we would also reinvest those proceeds.

So, the best way to think about it is it's about 50 million of new capital going into development, about 50 million of 1031 proceeds going into the income portfolio. Either of those could increase, but that's where we're starting off for planning purposes.

Sloan Bohlen - Goldman Sachs - Analyst

All right thank you, that's helpful. And then, the second one was a question -- I guess just trying to get a little bit more color on the ramp up for Guam. Do you envision that the current ships in the route right now can service what volume increases you think are going to happen? Or, is there something that you need to need reconfiguring things or new ships or anything like that?

Allen Doane - Alexander & Baldwin - Chairman & CEO

Jim, I think that's an easy one to answer.

Jim Andrasick - Alexander & Baldwin - President and CEO, Matson Navigation Company

Yes, we have adequate capacity to handle significant ramp up of volume to Guam, so that should not be an issue.

Sloan Bohlen - Goldman Sachs - Analyst

Okay. And then one last kind of anecdotal question, and this is maybe for Allen. Back maybe in the early '90s, last time we faced a housing market that was maybe a little bit over built and a time where oil prices were high, can you maybe speak a little bit just sort of anecdotally about what happened to Matson's shipping volumes?

Allen Doane - Alexander & Baldwin - Chairman & CEO

I think this is a comment on my age, as well as my experience.

Sloan Bohlen - Goldman Sachs - Analyst

Not at all, not at all.

Allen Doane - Alexander & Baldwin - Chairman & CEO

Because I've been through the cycle before. Specifically, just one more time, what would you like me to comment on?

Sloan Bohlen - Goldman Sachs - Analyst

Back in the early '90s, I guess the last time where the U.S. was maybe going through a bit of a housing problem and oil prices were still high, I wonder if you could just speak anecdotally about volumes in Matson at that time.

Allen Doane - Alexander & Baldwin - Chairman & CEO

Yes, I think actually the increase in the oil prices preceded the housing change. You know what you had in the U.S., my memory is pretty vague that far back, and what you had in Hawaii to some extent was a very different situation than exists today.

Today, the change in the marketplace on the residential side is not really been precipitated by a huge amount of standing inventory and over building. There's a lot of land auction money out there, but today's change seems to be precipitated by some bad lending practices and also by some significant potential changes in just people's view of what's going to happen in appreciation real estate.

So, I don't see a lot of parallels between what happened 15 to 20 years ago and what's happening today, frankly. I think today's situation, particularly as it relates to the commercial side, feels a lot better than it did back then where commercial lending practices were quite questionable and there was a huge amount over supply in the market.

Neither of those have happened today on the commercial side. On the residential side you've got some spot issues, some spot markets. It seems, at least as it relates to Hawaii, that the impact here appears to be more muted on the residential side than it is in other places, although we know we're not immune from a cyclical change.

Sloan Bohlen - Goldman Sachs - Analyst

Okay thank you very much, appreciate the color, guys.

Operator

Your next question comes from the line of Brendan Maiorana of Wachovia. Please proceed.

Brendan Maiorana - Wachovia Securities - Analyst

Good morning, guys, how are you doing?

Allen Doane - Alexander & Baldwin - Chairman & CEO

Hey, Brendan.

Brendan Maiorana - Wachovia Securities - Analyst

The first question is for Jim just in terms of the MIL and the core growth 10% to 12%, that sounds like it's a little bit higher than what I recall the longer-term outlook that you guys were thinking about, at least for the strategic plan update and I think what you guys had indicated last quarter -- I can't recall specifically.

Just given a moderating economic environment falling dollar and growth in imports which seem to be down a little bit, what gives you the confidence that you can get to that level?

Jim Andrasick - Alexander & Baldwin - President and CEO, Matson Navigation Company

Well, really it's a concentration and a focus on highway brokerage where we feel we've got the expertise. We have a new information system that's being implemented as we speak to give us additional capabilities in that area. We have increased staffing plans to improve our ability to penetrate new markets.

And beyond that we have tuck-in opportunities, I think, to expand our geographical coverage in the domestic U.S. So a slowdown has occurred, I mean you read the same stuff that we do on rail volumes and segment by segment and what that's doing to truck volumes. But I think we're in a good place, we feel we've got a great management team, it's experienced, they've demonstrated in the past that they know how to do this, and we are committed to improving our market share, even of a somewhat moderating overall industry volume.

Brendan Maiorana - Wachovia Securities - Analyst

Okay, so it sounds like it's just more of a market share driven growth story rather than you guys expecting higher industry growth, which would probably fly in the face of most of the forecasts out there. So, okay thanks for the clarification.

And then Stan, in terms of on the real estate side when you guys were thinking about doing some of the selling stabilized properties and then recycling that capital back into more value add type properties, what has been the change in the leasing absorption estimates that you guys were thinking about, or I guess time to stabilization for some of those more value-add properties?

I know you spoke specifically about Savannah, but I'm just wondering in general what the change that you guys are thinking about maybe relative to six to nine months ago.

Stan Kuriyama - Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

Now generally, although we do expect greater appreciation from the new acquisitions, our occupancy rates in those properties have been pretty solid. So, we generally don't suffer too much of a decline in occupancy per se from these 1031 acquisitions.

As I mentioned, the major exception will be Savannah where we'll have 1 million square feet of vacancy immediately upon acquisition. But for Savannah, I think our occupancies will remain pretty stable. We are expecting in '08 a little decline in our occupancy just given generally where the economy is going and looking at some of the leases that will be expiring in '08, but we don't expect it to be material.

Allen Doane - Alexander & Baldwin - Chairman & CEO

Yes, that's exactly right. We don't really see a material change and lengthening of vacancy periods when properties aren't occupied when we're getting new tenants in -- haven't seen much of it yet.

Brendan Maiorana - Wachovia Securities - Analyst

I guess - so, just given that the economy seems to be moderating a little bit, I guess maybe similar to the question I asked of Jim, what sort of gives you that confidence? Is it just the supply/demand dynamics in the markets that you're in that are giving you guys the confidence that you can maintain, or increase occupancy levels from where they are currently?

Stan Kuriyama - Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

Well, we certainly don't expect to increase occupancies, we're bout 97% right now.

Brendan Maiorana - Wachovia Securities - Analyst

Yes, I'm sorry, I was speaking more just in terms of some of the acquisitions that you've done, which I know that they're at relatively high levels, but moving forward I guess, or maintaining those levels.

Stan Kuriyama - Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

Yes. I mean it's a very project property-by-property-specific type of analysis. But, fortunately we have properties in very good locations, they're good quality properties and we go through the rent rollovers every year and determine which tenants are at risk and start working on them well in advance of their expected vacancy.

So you're right, generally there will be certainly a softening of the economy, but just given on a very specific property-by-property analysis we've done, we don't expect to go down too much in '08.

Allen Doane - Alexander & Baldwin - Chairman & CEO

And in particular in making a bet on Savannah, it's our view over a longer period of time that Savannah's going to turn out to be a good place to have industrial real estate. I think we have time for maybe one more question.

Operator

Your next question is a follow up from the line of Sloan Bohlen. Please proceed.

Sloan Bohlen - Goldman Sachs - Analyst

Just one quick one for Stan. Stan, I can't remember whether you guys have mentioned this before, but upon the lease up with the Savannah project, what is your expected yield on that property?

Stan Kuriyama - Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

We're looking at about an 8% cap on stabilized income from that property.

Sloan Bohlen - Goldman Sachs - Analyst

Okay. Jay has got one quick question just about whether the mortgage market is impacting the sales of your downtown condos in Honolulu for '08.

Stan Kuriyama - Alexander & Baldwin - President & CEO, Land Group, Vice Chairman & CEO, A&B Properties, Inc.

Yes -- a few months ago when the subprime crisis hit we did an analysis and we're in very good shape there. We don't have any subprime borrowers in our project, so it's not surprising given the prices of the units, and certainly none of our lenders -- are the lenders that were affected by the crisis. So right now, we look like we're in very good shape on our high-rise project.

Sloan Bohlen - Goldman Sachs - Analyst

Okay. Thank you, guys.

Allen Doane - Alexander & Baldwin - Chairman & CEO

Okay. Well thanks, everyone for participating today. And as always, Kevin, you're available for follow-up questions after the meeting, clarification. And, we hope that when we next speak with you on a webcast, which will be either at the end of January or the first week in February, that we'll also be able to provide additional insight into both the completion of '07 and where we are for '08. Thank you.

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation, you may now disconnect. Have a great day.

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